Exhibit 99.1

RAM Holdings Reports Second Quarter 2007 Earnings

HAMILTON, Bermuda, August 6, 2007 (BUSINESS WIRE) -- RAM Holdings Ltd. (NASDAQ:RAMR) (RAM) today reported second quarter net income of $9.1 million, or $0.33 per diluted share, decreases of 25% and 27%, respectively, in comparison to the second quarter of 2006, when comparable measures were $12.2 million of net income and $0.45 per diluted share. The second quarter and year to date results reflect the first $2.8 million semi-annual dividend on RAM’s preference shares, included in interest expense, reducing net income per diluted share by $0.10 in each period. For the first six months of 2007, net income of $23.4 million is 24% greater than the $18.8 million for the first six months of 2006, while net income per diluted share of $0.86 is 21% above the $0.71 achieved in the first half of 2006. Both the second quarter and first six months of 2006 included favorable loss experience that added significantly to net income during those periods.

While net income and net income per diluted share are calculated in conformity with U.S. generally accepted accounting principles (GAAP), RAM provides other information because Company management as well as many research analysts and investors evaluate financial performance on the basis of “operating earnings”, which excludes realized gains or losses on investments and unrealized gains or losses on credit derivatives (collectively termed "net security gains and losses"). Some research analysts and investors further evaluate earnings by excluding the net income impact of refundings (accelerated premiums and associated earnings) from operating earnings to produce what is referred to as "core" earnings. The following table provides comparisons of operating earnings and core earnings for the 2007 and 2006 second quarter and year to date:

Earnings Per Diluted Share	Second Quarter				Six Months
	2007	2006	% change		2007	2006	% change

Net income per diluted share	$0.33	$0.45	(26.7	) %	$0.86	$0.71	21.1%
Effect of net security (gains)/losses	$-	$0.02	(100.0	) %	$-	$0.03	(100.0	) %
Operating earnings	$0.33	$0.47	(29.8)%		$0.86	$0.74	16.2%
Effect of refundings	$(0.06)	$(0.07)	14.3%		$(0.13)	$(0.10)	(30.3)%
Core earnings	$0.27	$0.40	(32.5)%		$0.73	$0.64	14.1%

Note: Operating and core earnings are non-GAAP measures presented here to facilitate analysis that is frequently undertaken by research analysts and investors in assessing the performance of RAM.

As noted in the table above, 2007 GAAP-basis net income per diluted share decreased by 26.7% for the quarter compared to 2006; operating earnings per diluted share decreased by 29.8%; and core earnings per diluted share decreased by 32.5%. For the first six months of the year, the per diluted share measures of net income, operating earnings and core earnings respectively increased over prior year by 21.1%, 16.2%, and 14.1%, respectively.

Commenting on financial results, RAM Chief Executive Officer Vernon Endo noted that “We are pleased to be reporting another solid quarter of financial results that are largely consistent with our expectations. RAM’s satisfactory operating performance is somewhat obscured by comparison to our 2006 results, which benefited significantly from favorable loss experience. Despite this, our operating earnings for the first six months, as reported in the table above, were 16% above last year’s level and our core earnings were 14% better than in the first half of 2006. Our second quarter dividend on the preferences shares that we issued in late 2006 is an ongoing financing expense, but we note that the dividends are expected to be paid in the second and fourth quarters of each year as opposed to being recognized proportionally over the course of each quarter and, therefore, our sequential quarterly results will reflect this unevenness.”

Mr. Endo added that “We enjoyed very strong growth in written premiums relative to 2006 comparison periods, in large part due to two reinsurance treaties that are new in 2007. Our overall business production for the first six months, as measured by adjusted premiums written, increased by more than 100% relative to the first half of 2006. Although general market conditions affecting the production of primary financial guaranty insurance do not appear to us to have changed in any notable way, our position as a highly rated provider of reinsurance to the seven triple-A primaries continues to serve us well this year and we believe that we’ve achieved inroads in gaining share of business ceded by the primaries. We anticipate continued second half growth relative to prior periods, but we believe that, barring improvements in the primary financial guaranty market environment, net premiums written and adjusted premiums written are likely to be below the levels achieved during the first six months.

Finally, we add two notes precipitated by the recent turmoil in the credit markets. First, because we know that it is an item of interest, we have posted information regarding our mortgage exposure to our web site and expect to update this periodically. A portion of RAM’s in-force portfolio, in a percentage of total similar to that of the major primaries, includes credits backed by mortgage collateral and we are monitoring our portfolio as well as assessing analysis undertaken by the primaries. Clearly, this will be an area of ongoing and perhaps prolonged interest, and we continue to work with our customers to monitor developments. Second, the cost of our monthly auction rate contingent capital facility, which provides us with the option to issue $50 million of preferred shares to a fully funded trust and provides so-called “soft” or rating agency capital, jumped to its maximum permissible level as a result of last week’s auction in which there was a scarcity of bidders for monthly A-rated paper. The cost of the monthly premium that we pay for this facility will be about $50,000 greater than in the previous month. We, of course, are unhappy with this increase and will be both evaluating our current need for this facility and looking into less expensive soft capital options.”

Summary of Operating Results

Net premiums written in the quarter totaled $29.8 million, 70% above the somewhat weak $17.5 million of net premiums written in the second quarter of 2006. The second quarter written premiums includes premiums associated with two new treaties entered into in 2007 which account for approximately 28% of the premiums written in the quarter. For the first six months, net premiums written of $52.0 million is a 62% increase over 2006, including $8.4 million of premium from new treaties.

Adjusted premiums written in the second quarter were $43.6 million, approximately a 220% increase over the comparable quarter in 2006. Year to date adjusted premiums written were $70.5 million compared to $34.2 million for the same period in 2006, an increase of over 100%. Adjusted premiums written is a non-GAAP measure of business production which includes both upfront premiums written and the present value of future installment premiums for new business written in the quarter (note: present value of installment premiums is reported by RAM at a one-quarter lag). Premiums written by product line and adjusted premiums written are provided in the table below:

	2nd Quarter			Year-to-date
Adjusted Premiums Written
(in $ millions)	2007	2006	% change	2007	2006	% change

Premiums Written
Public Finance	21.7	10.9	99.1%	36.6	19.7	85.8%
Structured Finance	8.1	6.6	22.7%	15.4	12.4	24.2%
Net Premiums Written*	29.8	17.5	70.3%	52.0	32.1	62.0%
less Installment Premiums Written	8.9	6.8	30.9%	16.6	13.6	22.1%
Upfront Premiums	20.9	10.7	95.3%	35.4	18.5	91.4%
PV Installment Premiums on New Business	22.7	3.0	656.7%	35.1	15.7	123.6%
Adjusted Premiums Written*	43.6	13.7	218.2%	70.5	34.2	106.1%
*totals may not add due to rounding

The growth achieved in adjusted premiums written reflects strong increases in both public finance and structured business. Public finance adjusted premiums were $29.4 million, almost 200% above the prior year’s second quarter of $10.1 million. Structured finance grew approximately 280% to $14.1 million from a historically weak $3.7 million in 2006. The increases in the quarter were partially the result of the two new treaties which contributed $7.7 million in public finance adjusted premiums and $3.6 million structured finance adjusted premiums.

Earned premiums in the quarter of $13.8 million are 19% greater than the $11.6 million level in the second quarter of 2006. Eliminating $1.6 million in accelerated premiums from refundings from total earned premiums, “core” earned premiums in the second quarter are 26% above 2006, which included $1.9 million in refundings. For the first six months, earned premiums were $27.8 million, 26% more than the $22.3 million in 2006, or a 23% increase after excluding accelerated premiums from refundings of $3.5 million and $2.6 million, respectively.

Net investment income for the quarter reached $8.4 million, 47% above the $5.7 million of net investment income recorded in the second quarter of 2006. For the first six months of 2007, investment income of $16.0 million was $4.9 million or 44% greater than the comparable period in 2006. The substantial growth in investment income in 2007 over the comparison period reflects a 31% increase in cash and invested assets from second quarter 2006 to second quarter 2007, as well as an increased book yield. Realized gains or losses on investment sales were immaterial in the second quarter and year to date 2007 compared to losses of $0.5 million and $0.8 million, respectively, in the second quarter and year to date 2006. Unrealized losses on credit derivatives were immaterial in both the 2007 and 2006 second quarters and year to date.

Incurred losses and loss adjustment expenses were $0.9 million in the 2007 second quarter, generating a loss ratio of 6.8% . This loss ratio is the result of an increase of $1.6 million in RAM’s unallocated loss reserve offset by recoveries of $1.1 million and an increase in case reserves of $0.4 million. This result compares to ($4.2) million of incurred losses in the comparable 2006 period, principally resulting from a reduction in net case reserves of $3.8 million and a recoverable of $0.4 million relating to a paid loss. Incurred losses for the first half of the year were ($0.1) million. As we have noted previously, we regard it as atypical when aggregate loss activity during a quarter or year to date results in negative incurred losses.

Acquisition expenses of $5.0 million in the second quarter are closely related to earned premiums and the second quarter 2007 ratio of acquisition expenses to earned premium of 36.1% is comparable to the 2006 ratio of 36.3% . Year to date acquisition costs of $9.9 million are also comparable to $8.2 million in the first half of 2006 with acquisition expense ratios of 35.5% and 36.5%, respectively. Operating expenses of $3.7 million are 5.1%, or $0.2 million, below the level in the second quarter of 2006, as the second quarter of 2006 included certain expenses related to the Company’s public offering. Operating expenses in the quarter include about $0.5 million of costs associated with the registration and sale of secondary shares by RAM during the quarter. Combining acquisition and operating expenses as a percentage of earned premiums, RAM's total expense ratio was 62.7% in the second quarter of 2007, a substantial improvement over the comparable 2006 ratio of 70.0%.

Interest expense of $3.5 million in the quarter includes dividends of $2.8 million on the preference shares issued by the Company in late 2006. Interest expense on the long term debt was $0.7 million in the second quarter of 2007 and 2006.

Balance Sheet

Total assets of $751.5 million as of the end of the second quarter, are 6% or $39.6 million above the level at year-end 2006, reflecting primarily cash flow from operations. Shareholders' equity of $394.7 million is $15.4 million or 4% above the level at December 31, 2006. Book value per share is $14.49, an increase of 4% from year-end 2006. Adjusted book value (ABV) per share, a non-GAAP measure, rose by 10% from year-end 2006 to stand at $24.74 at the end of the quarter.

Forward-Looking Statements

This release contains statements that may be considered "forward-looking statements." These statements are based on current expectations and the current views of the economic and operating environment and are not guarantees of future performance. A number of risks and uncertainties, including economic competitive conditions, could cause actual results to differ materially from those projected in forward-looking statements. Our actual results could differ materially from those expressed or implied in the forward-looking statements. Among the factors that could cause actual results to differ materially are (i) changes in general economic conditions, including inflation, foreign currency exchange rates, interest rates and other factors; (ii) decreased demand for our reinsurance products; (iii) the loss of significant customers with whom we have a concentration of our reinsurance in force; (iv) legislative and regulatory developments; (v) changes in regulation or tax laws applicable to us or our customers; (vi) a downgrade in financial strength ratings of RAM Re by Standard & Poor's or Moody's; (vii) more severe losses or more frequent losses associated with our products; (viii) losses on credit derivatives; (ix) changes in our accounting policies and procedures that impact the Company's reported financial results; and (x) other risks and uncertainties that have not been identified at this time. The Company undertakes no obligation to revise or update any forward-looking statement to reflect changes in conditions, events, or expectations, except as required by law.

Explanation of Non-GAAP Financial Measures

RAM believes that the following non-GAAP financial measures included in this release serve to supplement GAAP information and are meaningful to investors.

Operating earnings: The Company believes operating earnings is a useful measure because it measures income from operations, unaffected by the non-operating items of realized investment gains or losses and unrealized gains or losses on credit derivatives. Operating earnings is typically used by research analysts and rating agencies in their analysis of the Company.

Core earnings: Core earnings is frequently derived by analysts to assess the Company's results exclusive of the earnings impact of accelerated premiums from refundings because refundings are episodic and a less predictable component of earned premium and income.

Adjusted Premiums Written: Adjusted premiums written are a meaningful measure of the value of insurance business assumed during a reporting period because they represent the present value of premiums collected and expected to be collected on business reinsured during the period. Thus, adjusted premiums written provide investors with a measure of new business activities in a period and allow for comparison of new business in other periods. This measure supplements premiums written and premiums earned, which include the value of premiums resulting from business reinsured in prior periods.

Adjusted Book Value (ABV): The Company believes the presentation of adjusted book value, which includes items that are expected to be realized in future periods, provides additional information that is viewed as useful to investors and analysts in obtaining a measure of the value of the Company. The items that contribute to adjusted book value do not require additional future performance obligation by the Company and so ABV provides an indication of the Company's value in the absence of new business activity. ABV is not a substitute for GAAP book value but does provide additional information when viewed in conjunction with GAAP book value.

RAM Holdings Ltd. is a Bermuda-based holding company. Its operating subsidiary RAM Reinsurance Company Ltd. provides financial guaranty reinsurance for U.S. and international public finance and structured finance transactions. More information can be found at www.ramre.com.

RAM Holdings Ltd.
Consolidated Balance Sheets
(unaudited)
As at June 30, 2007 and December 31, 2006
(dollars in thousands)

	June 30, 2007	December 31, 2006
Assets
Investments:
Fixed-maturity securities held as available for sale, at fair value
(Amortized Cost: $648,973 and $574,127)	$635,191	$568,630
Short-term investments	13,283	45,828
Cash	3,139	6,120
Accrued investment income	5,800	5,227
Premiums receivable	2,165	3,464
Recoverable on paid losses	2,139	916
Deferred policy acquisition costs	80,769	73,838
Prepaid reinsurance premiums	2,034	2,091
Fixed assets	51	73
Deferred expenses	1,836	1,917
Prepaid expenses	1,133	185
Other assets	3,936	3,614
Total Assets	$751,476	$711,903

Liabilities and Shareholders' Equity
Liabilities:
Loss and loss expense reserve	$15,916	$14,506
Unearned premiums	218,471	194,322
Reinsurance balances payable	0	1,211
Accounts payable and accrued liabilities	2,866	3,458
Long-term debt	40,000	40,000
Redeemable preferred shares: $1,000 par value; authorized
shares - 75,000; issued and outstanding shares - 75,000	75,000	75,000
Accrued interest payable	693	693
Share based compensation liability	-	-
Other liabilities	3,810	3,446
Total Liabilities	356,756	332,636
Shareholders' Equity:
Common stock: $0.10 par value; authorized shares -
90,000,000; Issued and outstanding shares - 27,238,785	2,724	2,723
shares at June 30, 2007 and 27,234,755 at December 31,
2006
Additional paid-in capital	227,735	227,437
Accumulated other comprehensive income/(loss)	(13,782)	(5,497)
Retained earnings	178,043	154,604
Total Shareholders' Equity	394,720	379,267

Total Liabilities and Shareholders' Equity	$751,476	$711,903

RAM Holdings Ltd.
Consolidated Statements of Income
(unaudited)
For the three and six months ended June 30, 2007 and 2006
(dollars in thousands except per share amounts)

	Three Months Ended June 30		Six Months Ended June 30
	2007	2006	2007	2006
Revenues
Gross premiums written	$29,839	$17,486	$51,997	$32,061
Ceded premiums
Net premiums written	$29,839	$17,486	$51,997	$32,061

Change in unearned premiums	(16,001)	(5,884)	(24,205)	(9,754)

Premiums earned	13,838	11,602	27,792	22,307

Net investment income	8,404	5,746	16,050	11,141
Net realized gains (losses) on sale of
investments	(8)	(544)	(8)	(763)
Net unrealized gains (losses) on credit
derivatives	(8)	(3)	(39)	(6)

Total revenues	22,226	16,801	43,795	32,679

Expenses
Losses and loss adjustment expenses	935	(4,170)	(80)	(3,071)
Acquisition expenses	5,001	4,207	9,859	8,151
Operating expenses	3,668	3,909	6,388	7,449
Interest expense	3,506	693	4,188	1,375

Total expenses	13,110	4,639	20,355	13,904

Net Income	$9,116	$12,162	$23,440	$18,775

Net income per common share:
Basic	$0.33	$0.45	$0.86	$0.71
Diluted	0.33	0.45	0.86	0.71
Weighted-average number of common
shares outstanding:
Basic	27,237,284	26,774,865	27,236,027	26,332,269
Diluted	27,391,901	26,815,312	27,372,945	26,382,044

Operating Earnings

Net income	$9,116	$12,162	$23,440	$18,775
Less: Realized gains (losses) on
investments	8	544	8	763
Less: Unrealized gains (losses) on credit
derivatives	8	3	39	6

Operating Earnings	$9,132	$12,709	$23,487	$19,544

Net income per common share	$0.33	$0.45	$0.86	$0.71
Less: Realized gains (losses) on investments	0.00	0.02	0.00	0.03
Less: Unrealized gains (losses) on credit derivatives	0.00	0.00	0.00	0.00
Operating earnings per share	$0.33	$0.47	$0.86	$0.74

Adjusted Book Value	June 30, 2007	December 31, 2006
Book Value Per Share	$14.49	$13.93
Shareholder's Equity (Book Value)	394,720	379,267
Unearned premiums	218,471	194,322
Prepaid reinsurance premiums	2,034	2,091
Deferred Acquisition Costs	80,769	73,838
Present Value of
Installment Premiums	129,717	109,303
Unrealized Gains (Losses) on
Investments	(13,782)	(5,497)
Adjusted Book Value Per Share	$24.74	$22.49

	2nd Quarter		Year-to-Date
	2007	2006	2007	2006

Net Par Written	$3,483,885	$1,287,336	$5,823,135	$3,386,936

GAAP Net Premiums Written	$29,839	$17,485	$51,997	$32,061
Less: Net Installment Premiums Written	$8,956	$6,754	$16,645	$13,589
Net Upfront Premiums Written	$20,883	$10,731	$35,352	$18,472
Plus: PV of Installment
Net Premiums Written	$22,696	$3,006	$35,106	$15,690

Net Adjusted Premiums Written	$43,579	$13,737	$70,458	$34,162

Contact:

RAM Holdings Ltd., Hamilton

Richard Lutenski, 441-298-2107

rlutenski@ramre.bm

or Victoria Guest, 441-298-2116

vguest@ramre.bm